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                                                                    Exhibit 10.1
                                                                    ------------


                         AMERITRUCK DISTRIBUTION CORP.
                           REPORTS YEAR END RESULTS
                      AND ACQUISITION OF TRAN-STAR, INC.



COMPANY CONTACTS:

Kenneth H. Evans, Jr., CFO
AmeriTruck Distribution Corp.

301 Commerce, Suite 1101
Fort Worth, TX  76102
Telephone:  (817) 332-6020
Facsimile   (817) 332-2556


     DATED APRIL 1, 1997, FORT WORTH, TEXAS -- AmeriTruck Distribution Corp. ("AmeriTruck" or the "Company") reported 1996 revenues of $224.3 million, compared with 1995 revenues of $102.8 million. The Company had operating income of $14.8 million in 1996, an increase from $10.3 million for the same period in 1995. The Company had a net loss of $2.5 million in 1996, a decrease from net income of $3.2 million for the same period in 1995.

     The decrease in 1996 net income when compared to the same period in 1995 was primarily due to increased interest expense. The primary contributors to this increase were the 12 1/4% Senior Subordinated Notes due 2005, which were issued in November 1995 in conjunction with the Company's organization and acquisition of six trucking companies, and the Company's credit facilities with NationsBank of Texas and Volvo Truck Finance of North America, which were used to fund the acquisition of certain assets from the bankruptcy estate of Freymiller Trucking, Inc. in February 1996 and the acquisition in August 1996 of KTL, Inc. In addition, the Company's operating income was adversely affected by escalating fuel costs, the assimilation of significant assets from the Freymiller bankruptcy estate, the merger of the operations of CBS into Scales and the cost of developing a corporate staff.

     The merger of CBS into Scales caused the Company to lose some qualified drivers which in turn resulted in decreased equipment utilization. In addition one subsidiary lost drivers as a result of eliminating driver expense allowances and changing their pay structure. This shortage of qualified drivers continues to be an


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industry-wide problem, although AmeriTruck is much less affected than the industry. The Company has implemented a fuel surcharge to its customers to help combat the surge in fuel costs and has intensified its driver recruitment and training efforts. As a result of such efforts, by the end of 1996 the Company's number of unseated trucks decreased by 56 units from its peak of 125 units during the third quarter of 1996. Net income for 1996 was also adversely affected by a change in the effective tax rate, primarily due to an increase in the nondeductible portion of drivers' expense allowances with respect to the trucking operations recently acquired by the Company, and increased goodwill amortization.

     Results for 1995 include W&L Services and Thompson Bros. for the entire period. The results for J. C. Bangerter & Sons are included since August 1, 1995, the results for the CMS distribution business and Scales (including the CBS Express business) are included since November 1, 1995. Results for 1996 also include the operations of AmeriTruck Refrigerated Transport (which represents results from the purchase of certain assets on February 5, 1996 relating to Freymiller Trucking, Inc.), and KTL, Inc. (which represents results beginning July 1, 1996).

     The following consolidated condensed financial highlights include assets, liabilities and financial results of KTL since July 1, 1996. The following unaudited pro forma operating results of the Company for the years ended December 31, 1996 and 1995, reflect the KTL acquisition as if it had occurred on January 1, 1995. The following unaudited pro forma operating results for the year ended December 31, 1995 also reflect the Bangerter, CMS, Scales and CBS acquisitions as if they had occurred on January 1, 1995.


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                         AMERITRUCK DISTRIBUTION CORP.
                              Financial Highlights
                                 (in thousands)

                                                           *Pro Forma
                                  Year Ended               Year Ended
                                  December 31,             December 31,
                        -------------------------------    ------------
                          1996       1995        1996         1995
                        --------   --------    --------     --------
Revenues                $224,257   $102,846    $237,559     $173,721
Operating income          14,819     10,285      17,067       18,478
Interest expense, net     16,242      4,634      17,040       13,911
Income (loss) before
income taxes and
extraordinary item        (1,892)     5,677        (439)       2,775


Net income (loss)         (2,462)     3,158      (1,824)       2,752

Certain Other Data
EBITDA                  $ 30,160   $ 18,167    $ 33,449     $ 31,823
EBITDAR                   35,135     19,885      38,624       42,171
Net cash capital
   expenditures           10,893     11,879         N/A          N/A



* These pro forma results have been prepared for comparative purposes only and include pro forma adjustments for conformed depreciation lives and salvage values and certain other adjustments, including adjustment of the effective tax rate to the expected rate of AmeriTruck. They are not necessarily indicative of the results of operations that might have occurred had the acquisitions actually taken place on January 1, 1995, or of future results of operations of the consolidated entities. The pro forma results for the twelve months ended December 31, 1996 include the purchase of the assets relating to the Freymiller acquisition since February 1996. These assets have not yet generated operating margins comparable to the other AmeriTruck subsidiaries. The acquisition of the assets relating to the Freymiller acquisition did not require pro forma financial statements and thus the comparative results for the twelve months ended December 31, 1995 do not reflect the pro forma effect of such assets.

     The Company expects to report a loss in the first quarter of 1997. The first quarter is traditionally weak and results were further impacted by unfavorable fuel price comparisons, severe weather and ongoing losses stemming from the Freymiller acquisition.


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     The Company has signed a definitive Purchase Agreement to acquire the capital stock of Tran-Star, Inc. ("Tran-Star"), which is owned by Allways Services, Inc. Tran-Star is one of the 15 largest refrigerated carriers in the United States. The Company believes that the completion of this acquisition would make AmeriTruck the largest U.S. carrier in that segment. The Company intends to coordinate Tran-Star's activities with those of its other subsidiaries operating in the refrigerated segment. Tran-Star, headquartered in Waupaca, Wisconsin, operates primarily in between the upper midwestern U.S. and the northeast and southeast, with terminals at Etters and Scranton, Pennsylvania.

     This acquisition is subject to a number of conditions, including the availability of financing and the completion of definitive documentation. The Company has received a financing commitment (the "Financing Commitment") pursuant to which the lender has committed, subject to the terms and conditions of the Financing Commitment, to provide a $30 million credit facility (the "New Credit Facility"). Borrowings under the New Credit Facility could be used to refinance in full indebtedness under the NationsBank Credit Facility, to provide working capital and for letters of credit and general corporate purposes. The Company has received and is evaluating a proposal to increase the size of the New Credit Facility to $50 million. The Company is also evaluating alternative proposals for a credit facility of similar size. In addition to revolving credit facilities, the Company may finance its acquisitions through equity issuances, seller financing and other debt financings.

     AmeriTruck, headquartered in Fort Worth, Texas is the parent company of W&L Services Corp., Hickory, NC; Thompson Bros., Inc., Sioux Falls, SD; J.C. Bangerter & Sons, Inc., Layton, UT; AmeriTruck Refrigerated Transport, Inc. and CMS Transportation, Atlanta, GA; Scales Transport Corporation, Homer, GA; and KTL, Inc., Largo, FL. These companies generally operate in specialized segments of the transportation service industry including time sensitive delivery, special handling, unconventional pick-up and delivery times, in-house logistics services, dedicated fleets and temperature control.

     Comments in this information release which do not pertain to historical facts may be considered to be forward looking and, therefore, involve risk and uncertainties. These forward looking statements include statements concerning the anticipated first quarter results, the Tran-Star acquisition and the New Credit Facility. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company believes that the following important factors, among others, could cause the Company's actual results for its 1997 fiscal year and beyond to differ materially from those expressed in any forward-looking statements made by, on behalf of, or with respect to, the Company; inflation and fuels costs; substantial leverage; liquidity and capital resources; absence of combined operating history; dependence on certain customers; cyclicality and other economic factors; competition; availability of drivers; regulation; claims exposure; and dependence on


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key personnel. Each of these risk factors is discussed in more detail in the
Company's Annual Report on Form 10-K for the year ended December 31, 1996 and other filings the Company has made with the Securities and Exchange Commission, and are incorporated herein by reference.


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